Exhibit 99.2

2009 Fourth Quarter Earnings Conference Call

Thank you Jay. Welcome to our fourth quarter conference call. I would like to review key achievements of 2009 and provide some guidance for 2010. Greg Hill will then discuss our Exploration and Production business and John Rielly will review our financial results.

Corporate net income for the full-year 2009 was $740 million.  Exploration and Production earned $1.04 billion and Marketing and Refining earned $127 million.  While our earnings were down versus the previous year, our results reflected strong production performance, increasing crude oil prices throughout 2009 and successful cost reduction efforts.

In terms of our 2010 capital and exploratory program, we are revising our budget to $4.1 billion from $3.9 billion.  This increase of $200 million is the result of the strategic asset trade with Shell, announced in December, in which we will assume Shell’s interest in the Valhall and Hod Fields in Norway in exchange for Hess’ interest in the Clair Field in the United Kingdom and all of Hess’ interests in Gabon.  The transaction is anticipated to close in the first quarter and be effective January 1, 2010.  As another step to improve our portfolio we completed the sale earlier this month of our interest in Jambi Merang in Indonesia, receiving proceeds of $180 million.

As in previous years, substantially all of our 2010 spending will be targeted to Exploration and Production, with $2.4 billion budgeted for production operations, $800 million for developments and $850 million for exploration.

With regard to Exploration and Production, in 2009 we replaced 103 percent of production at a FD&A cost of about $20 per barrel of oil equivalent.  At year-end our proved reserves stood at 1.44 billion barrels of oil equivalent and our reserve life was 9.5 years.

In 2009, we increased crude oil and natural gas production 7 percent to 408 thousand barrels of oil equivalent per day.  In 2010, we forecast that crude oil and natural gas production will average between 400 and 410 thousand barrels of oil equivalent per day.  This forecast includes a net reduction of about 3 thousand barrels of oil equivalent per day resulting from the strategic asset trade with Shell.

With regard to developments, the Shenzi Field in the deepwater Gulf of Mexico, in which Hess has a 28 percent interest, commenced production in March and achieved a net rate of about 40 thousand barrels of oil equivalent per day during the second half of 2009.

We also sanctioned our Bakken Shale development in North Dakota.  We plan to build up to a 10 rig program over the next 18 months and invest about $1 billion per year over the next five years.  As a result, we expect net production to increase from 10 thousand barrels of oil equivalent per day currently to 80 thousand barrels of oil equivalent per day in 2015.

In exploration, we had continued success at our 100 percent owned WA-390-P Block offshore Australia, where in 2009 we drilled seven wells, six of which were natural gas discoveries.  In Libya, we successfully flow tested the A1 discovery well on our 100 percent owned Area 54 license and subsequently drilled and successfully flow tested a down-dip appraisal well.

With regard to Marketing and Refining, our full year 2009 financial results were lower than 2008 as the weak economy continued to have a negative impact on our business. Our HOVENSA joint venture refinery experienced losses as a result of significantly lower distillate crack spreads and narrower light/heavy crude oil differentials.  In Retail Marketing, our financial results were adversely affected by lower gasoline volumes, which were 3 percent below last year, and weaker margins, partially offset by higher convenience store sales, which were up nearly 11 percent from last year.  In Energy Marketing, we generated stronger financial results and increased sales of fuel oil and electricity.

In 2009, we maintained a strong financial position in the face of a difficult economic environment.  Our debt to capitalization ratio at year end was 24.8 percent, a slight increase over 2008.  Our liquidity was enhanced by the February 2009 issuance of $1 billion of 10-year notes and $250 million of five-year notes to reduce short-term debt.  Also in the fourth quarter of 2009, we refinanced notes due in 2011 by issuing $750 million of 30-year bonds.

We are pleased with our performance during 2009 despite a challenging and volatile year.  We remain committed to our strategy of investing to profitably grow our reserves and production on a sustainable basis. We are excited about our future investment opportunities which we believe will create long-term value for our shareholders.

I will now turn the call over to Greg Hill.